Deckers Brands Reports Third Fiscal Quarter 2015 Financial Results

Third Quarter Sales Increased 6.6% to a Record $784.7 Million, Sales Increased 8.2% in Constant Dollars

Third Quarter Diluted Earnings per Share Increased 11.4% to $4.50

Direct-to-Consumer Comparable Sales Increased 7.6% Over the Same Period a Year Ago

GOLETA, Calif., Jan. 29, 2015 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the third fiscal quarter ended December 31, 2014.

Third Quarter Fiscal Year 2015 Financial Review

  Net sales increased 6.6% to a record $784.7 million compared to $736.0 million for the same period last year.
  Gross margin increased 180 basis points to 52.9% compared to 51.1% for the same period last year.
  SG&A expenses as a percent of net sales were 25.6% compared to 23.7% for the same period last year.
  Diluted earnings per share increased 11.4% to $4.50 compared to $4.04 for the same period last year.
  UGG® brand sales increased 6.5% to $736.0 million compared to $690.9 million for the same period last year.
  Teva® brand sales decreased 12.1% to $13.6 million compared to $15.5 million for the same period last year.
  Sanuk® brand sales decreased 7.9% to $20.5 million compared to $22.2 million for the same period last year.
  Other Brands sales increased 96.5% to $14.6 million compared to $7.4 million for the same period last year.
  Direct-to-Consumer comparable sales, which include worldwide comparable retail store sales and worldwide comparable E-Commerce sales, increased 7.6% over the same period last year.
  Retail sales increased 8.3% to $192.7 million compared to $178.0 million for the same period last year.
  E-Commerce sales increased 25.2% to $146.9 million compared to $117.3 million for the same period last year.
  Domestic sales increased 3.1% to $526.3 million compared to $510.7 million for the same period last year.
  International sales increased 14.6% to $258.4 million compared to $225.3 million for the same period last year.

"Our third quarter performance represents an important inflection point in the evolution of the UGG® brand product line," commented Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. "Full price selling of casual boots, weather boots, and specialty classics exceeded expectations and in some cases outpaced our inventory investments. At the same time, demand for core Classic collection accelerated as the quarter progressed but overall sales were down due in part to a slow October and November selling period and tough year-over-year comparisons. Along with foreign exchange headwinds, this led to the revenue shortfall for the quarter."

Mr. Martinez continued, "Our recent results indicate that our strategic initiatives aimed at diversifying the business are working. Consumers are adopting our new footwear collections faster than we anticipated while also shifting more of their purchases to our digital channel driven by our successful global Omni-Channel initiatives. We are making investments to increase our demand planning accuracy, as well as continuing to improve our product lines to ensure that we have a healthy and balanced business across our global network of wholesale partners, retail stores and E-Commerce websites."

Division Summary

UGG® Brand
UGG® brand net sales for the third quarter increased 6.5% to $736.0 million compared to $690.9 million for the same period last year. The increase in sales was driven by higher global E-Commerce sales, sales contributions from new worldwide retail store openings, increased international wholesale and distributor sales, partially offset by a decrease in domestic wholesale sales and same store sales.

Teva® Brand
Teva brand net sales for the third quarter decreased 12.1% to $13.6 million compared to $15.5 million for the same period last year. The decrease in sales was driven by lower international wholesale and international distributor sales, partially offset by an increase in domestic wholesale sales and global E-Commerce sales.

Sanuk® Brand
Sanuk brand net sales for the third quarter decreased 7.9% to $20.5 million compared to $22.2 million for the same period last year. The decrease in sales was driven by lower global wholesale sales and international distributor sales, partially offset by an increase in domestic E-Commerce sales and sales contributions from new store openings.

Other Brands
Combined net sales of the Company's other brands increased 96.5% to $14.6 million for the third quarter compared to $7.4 million for the same period last year. The increase was primarily attributable to a $7.2 million increase in sales for the HOKA ONE ONE® brand compared to the same period last year.

Retail Stores
Sales for the global retail store business, which are included in the brand sales numbers above, increased 8.3% to $192.7 million compared to $178.0 million for the same period last year. The increase was driven by 29 new stores opened after December 31, 2013, partially offset by a same store sales decrease of 7.2% for the thirteen weeks ended December 28, 2014 compared to the thirteen weeks ended December 29, 2013.

E-Commerce
Sales for the global E-Commerce business, which are included in the brand sales numbers above, increased 25.2% to $146.9 million compared to $117.3 million for the same period last year. The increase was driven primarily by an increase in global UGG® brand sales.

Stock Repurchase Program
During the third quarter of fiscal year 2015, the Company repurchased approximately 157,000 shares of its common stock, at an average price of $84.69, for a total of $13.3 million under its stock repurchase program. As of December 31, 2014, the Company had $66.0 million authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in July 2012. Depending on market conditions and other factors, such repurchases may be commenced or suspended at any time without prior notice.

The Company also announced the Board of Directors' approval to repurchase up to an additional $200 million of the Company's common stock in the open market or in privately negotiated transactions, from time to time, subject to market conditions, applicable legal requirements and other factors. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company's discretion. The purchases may be funded from available cash and cash equivalents and borrowings under the Company's credit facility.

Balance Sheet
At December 31, 2014, cash and cash equivalents were $369.4 million compared to $237.1 million at December 31, 2013. The Company had $5.4 million in outstanding borrowings under its credit facility at December 31, 2014 compared to $9.7 million at December 31, 2013. The increase in cash and cash equivalents and the decrease in outstanding borrowings are primarily attributable to cash provided by operations and proceeds from the loan on the corporate headquarters, partially offset by cash payments primarily attributable to increasing inventory levels, capital expenditures and share repurchases.

Inventories at December 31, 2014 increased 12.7% to $293.9 million from $260.8 million at December 31, 2013. By brand, UGG inventory increased 6.5% to $217.9 million at December 31, 2014, Teva inventory decreased 25.0% to $21.2 million at December 31, 2014, Sanuk inventory increased 83.0% to $24.5 million at December 31, 2014, and the other brands' inventory increased 110.1% to $30.3 million at December 31, 2014.

Full Fiscal Year 2015 Outlook for the Twelve Month Period Ending March 31, 2015

  The Company now expects fiscal year 2015 revenues to be approximately $1.8 billion or 13.5% over the twelve month period ended March 31, 2014, down from the previous guidance of approximately $1.825 billion or 15%.
  The Company now expects fiscal year 2015 diluted earnings per share to be approximately $4.58 or an increase of 12.6% over the twelve month period ended March 31, 2014, compared to the previous guidance for growth of approximately 15.8%. This guidance assumes a gross profit margin of approximately 49% and an operating margin of approximately 12.5% compared to previous guidance of approximately 13%.
  The Company expects fiscal year 2015 SG&A expenses as a percentage of sales to be approximately 36%. Among other items, these expenses include increased marketing and supply chain costs, investments in IT infrastructure, expenses related to management reorganization, and operating costs associated with opening new stores in 2013 and 2014.
  The Company now expects fiscal year 2015 UGG® brand revenues to increase approximately 11% over the twelve month period ended March 31, 2014, down from the previous guidance of approximately 14%.
  The Company expects fiscal year 2015 Teva brand revenues to increase low double digits over the twelve month period ended March 31, 2014.
  The Company expects fiscal year 2015 Sanuk brand revenues to increase low double digits over the twelve month period ended March 31, 2014.
  Combined fiscal year 2015 net sales of the Company's other brands are now expected to be approximately $83.0 million compared to $48.6 million for the twelve month period ended March 31, 2014, up from previous guidance of approximately $82.0 million.
  Fiscal year 2015 guidance now assumes that the Company's effective tax rate will be approximately 27%, down from previous guidance of 29% due to a change in jurisdictional mix.

Fourth Quarter Fiscal Year 2015 Outlook for the Three Month Period Ending March 31, 2015

  The Company still expects fourth quarter fiscal year 2015 revenues to increase approximately 10% over the three month period ended March 31, 2014.
  The Company now expects to break even for fourth quarter fiscal year 2015, compared to a diluted loss per share of $(0.08) reported for the three months period ended March 31, 2014, down from previous diluted earnings per share guidance of $0.15, driven mostly by gross margin pressure from foreign currency exchange rates.

Conference Call Information
The Company's conference call to review the results for the third quarter 2015 will be broadcast live today, Thursday, January 29, 2014 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor Information" tab and then clicking on the microphone icon at the top of the page.

To supplement the information provided in this press release, the Company is providing investors with additional background on the Company's third quarter 2015 financial results in a document entitled "Third Fiscal Quarter 2015 Commentary." The document is available on the Company's website at www.deckers.com. You can access the document by clicking on the "Investor Information" tab and then scrolling down to the "Featured Reports" heading.

Fiscal Year Change
As previously announced, the Company recently changed its fiscal year end to March 31 from December 31, effective as of March 31, 2014. Accordingly, the Company's fiscal year will run from April 1, 2014 through March 31, 2015. The financial results reported in this press release for the period ended December 31, 2014 relate to the Company's third fiscal quarter of the 2015 fiscal year.

About the Company
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, I HEART UGG®, Teva®, Sanuk®,, Ahnu®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 138 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance, repurchasing shares under the stock repurchase program and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan", "predict", "should," "will," and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; the risks associated with the storage and transmission of sensitive customer or company information; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we filed with the Securities and Exchange Commission, or the SEC, on March 3, 2014, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market or the New York Stock Exchange, as applicable.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	March 31,
Assets	2014	2014

Current assets:
Cash and cash equivalents	$369,442	245,088
Trade accounts receivable, net	189,548	106,199
Inventories	293,905	211,519
Prepaid expenses	14,934	12,067
Other current assets	54,366	27,118
Deferred tax assets	20,967	21,871
Total current assets	943,162	623,862

Property and equipment, net	216,055	184,570
Goodwill	127,934	127,934
Other intangible assets, net	92,033	91,411
Deferred tax assets	16,556	17,062
Other assets	21,101	19,365

Total assets	$1,416,841	1,064,204

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$5,367	6,702
Trade accounts payable	171,167	76,139
Accrued payroll	27,197	22,927
Other accrued expenses	32,438	11,624
Income taxes payable	46,419	2,908
Value added tax (VAT) payable	12,643	1,915
Total current liabilities	295,231	122,215

Mortgage payable	33,282	-
Other long-term liabilities	55,100	53,140

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	346	346
Additional paid-in capital	154,429	146,731
Retained earnings	890,884	743,815
Accumulated other comprehensive loss	(12,431)	(2,043)
Total stockholders' equity	1,033,228	888,849

Total liabilities and equity	$1,416,841	1,064,204

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$784,678	736,048	$1,476,420	1,292,858
Cost of sales	369,539	359,848	750,636	679,934
Gross profit	415,139	376,200	725,784	612,924

Selling, general and administrative expenses	200,558	174,701	502,102	407,679
Income from operations	214,581	201,499	223,682	205,245

Other expense, net	1,265	1,102	3,494	2,198
Income before income taxes	213,316	200,397	220,188	203,047

Income tax expense	56,610	59,500	59,814	58,365
Net income	156,706	140,897	160,374	144,682

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(682)	(34)	759	(2,016)
Foreign currency translation adjustment	(6,647)	(1,892)	(11,147)	(83)
Total other comprehensive (loss) income	(7,329)	(1,926)	(10,388)	(2,099)
Comprehensive income	$149,377	138,971	$149,986	142,583

Net income per share:
Basic	$4.54	4.08	$4.64	4.19
Diluted	$4.50	4.04	$4.59	4.15

Weighted-average common shares outstanding:
Basic	34,537	34,541	34,598	34,496
Diluted	34,853	34,893	34,912	34,855

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CONTACT: Linda Pazin | Vice President, Investor Relations & Communications | Deckers Brands | 805.967.7611; or Investor Relations Contact: Brendon Frey | ICR | 203.682.8200